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Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

        We consent to incorporation by reference in Registration Statements No. 333-58684, 333-45638, 333-66065, 333-72288, 333-81430 and 333-103639 of Restoration Hardware, Inc, on Form S-8 and Registration Statements No. 333-62178, 333-70624 and 333-74668 of Restoration Hardware, Inc. on Form S-3 of our report dated May 2, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 17) appearing in this Annual Report on Form 10-K/A of Restoration Hardware, Inc. for the year ended February 1, 2003.

/s/ Deloitte & Touche LLP

San Francisco, California
June 11, 2003

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  Exhibit 23.1